In re: Inotiv, Inc.	Resolution Agreement
UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF VIRGINIA
LYNCHBURG DIVISION

IN RE:	)
)
INOTIV, INC.	)	Case No. 6:24MC00001
)
)

RESOLUTION AGREEMENT

1.The United States Attorney’s Office for the Western District of Virginia and the Environmental Crimes Section of the United States Department of Justice, Environment and Natural Resources Division (collectively referred to as the “United States”) and Inotiv, Inc. (“INOTIV”), pursuant to authority granted by its Board of Directors, enter into this Resolution Agreement (“Agreement”) to resolve the federal criminal investigation related to the conduct described in the Information (attached as Attachment 3) to the Plea Agreement between the United States and Envigo RMS, LLC and Envigo Global Services, Inc. (collectively “ENVIGO”). For purposes of this Agreement, “INOTIV ENTITIES” includes INOTIV and all entities related to INOTIV, including, but not limited to, ENVIGO and all entities related to ENVIGO, and all successors in interest to any of the above listed entities. This Agreement is binding only on the United States Attorney’s Office for the Western District of Virginia and the Environmental and Natural Resources Division of the United States Department of Justice; it does not bind any other component of the Department of Justice, other federal agencies, or any state, local, or foreign law enforcement or regulatory agency, or any other authority.

2.The United States enters into this Agreement based on the individual circumstances presented by this case, including that this resolution coupled with the United States’s Plea Agreement with INOTIV’s wholly owned subsidiary, ENVIGO, will result in disbursements of more than $35,500,000 (thirty-five million five hundred thousand dollars) and various obligations as set forth in the Plea Agreement and this Agreement.

3.INOTIV stipulates and agrees that the facts and allegations set forth in the Information to which ENVIGO is pleading guilty are true and correct.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
4.INOTIV agrees it and all of the INOTIV ENTITIES will:

a.Comply with all terms of the Plea Agreement (attached as Attachment 2), including guaranteeing the payment of all financial obligations agreed to by ENVIGO and the fulfillment of all obligations of all INOTIV ENTITIES as set forth therein.

b.Be subject to the same Compliance Monitor arrangement as set forth in the Plea Agreement.

c.Fulfill all terms of this Agreement.

d.Comply with (1) all federal Animal Welfare Act and Clean Water Act laws, rules, and regulations, as well as all federal and applicable state and local animal welfare, animal cruelty, water, and sewage laws, rules, and regulations (collectively referred to as “Applicable Laws”), (2) the Plea Agreement, this Agreement, and their attachments, and (3) the Nationwide Compliance Plan, as set forth in the Plea Agreement.

Prior to pleading guilty, INOTIV agrees to provide a lien to the United States against sufficient company assets to secure any unpaid deferred payments. Such lien shall be junior in priority and subordinated to (1) the lien provided by INOTIV to lenders under its existing credit facility (for the avoidance of doubt, including its revolving credit facility lenders), to the extent that lien was in place as of April 1, 2024, and (2) liens provided by INOTIV to lenders after April 1, 2024, to the extent the debt secured by the liens, in total, does not increase INOTIV’s total secured debt to creditors other than the United States by more than $100,000,000 (one hundred million dollars) above its secured debt (including its revolving credit commitments) as of April 1, 2024. The United States shall release such lien upon full payment of the $22,000,000 (twenty-two million dollar) fine.
5.
6.If any payment required to be made by INOTIV and ENVIGO is not timely made, INOTIV will be in violation of this Agreement. If INOTIV and ENVIGO fail to pay any of the amounts listed in the Plea Agreement on or before the due dates, they will have (1) failed to comply with a provision of the Plea Agreement, and (2) failed to comply with a provision of this Agreement. Accordingly, the United States, immediately, may collect the entire remaining unpaid amount due of the $22,000,000 fine plus interest and pursue any or all of the remedies available for failing to comply with a provision of the Plea Agreement.

7.INOTIV expressly releases any and all claims it may have to the money paid under this Agreement or the Plea Agreement. INOTIV will not file any claim or otherwise contest the payment of money set forth in this Agreement or the Plea Agreement, and it will not assist anyone in asserting a claim to the money. No money paid by INOTIV or ENVIGO will be returned, unless the Court rejects the Plea Agreement and ENVIGO withdraws its plea within 10 days of receiving notice of the Court’s rejection. Should the Court reject the Plea Agreement and ENVIGO withdraw its pleas within 10 days of receiving notice of the Court’s rejection, any amounts INOTIV or ENVIGO has paid pursuant to Section 7(a)-(e) of the Plea Agreement shall be returned to INOTIV or ENVIGO.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
8.Nothing in this Agreement or any related document is an admission by the United States that the amounts paid by INOTIV or any of the INOTIV ENITITES are the maximum amounts that could, in the absence of this Agreement, be recovered. If INOTIV does not comply with all of its obligations under this Agreement, the United States is not precluded from arguing or presenting evidence that the total amount to be paid by INOTIV should be higher.

9.Except as may otherwise be agreed by the parties in connection with a particular transaction, INOTIV agrees if, during the term of this Agreement, it undertakes any material change in corporate form, including if it sells, merges, or transfers business operations material to INOTIV’s consolidated operations as they exist as of the date of this Agreement, whether such change is structured as a sale, asset sale, merger, transfer, or other material change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. INOTIV shall provide notice to the United States at least 30 days prior to undertaking any such sale, merger, transfer, or other change in corporate form. Nothing herein shall restrict INOTIV from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the United States. Nothing herein shall restrict INOTIV from making changes in corporate form, so long as such changes do not have the effect of circumventing or frustrating the Plea Agreement or this Agreement.

10.INOTIV must notify the Court, the United States, and United States Probation Office as soon as reasonably practicable, in writing by both email and certified mail with return receipt, of any event (including, but not limited to, sale, merger, dissolution, etc.) that would jeopardize its ability to pay any amounts under this Agreement. In such event, the United States may immediately collect the entire fine and accrued interest from any of the INOTIV ENTITIES.

11.The parties warrant, in evaluating whether to execute this Agreement, they have (a) intended the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to INOTIV, within the meaning of 11 U.S.C. § 547(c)(l); and (b) concluded these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the parties warrant the mutual promises, covenants, and obligations set forth herein are intended to, and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which INOTIV was or became indebted to on or after the date of entry of ENVIGO’s guilty pleas, within the meaning of 11 U.S.C. § 548(a)(l). INOTIV agrees its obligations under this Agreement and Section 7(a)-(e) of the Plea Agreement may not be avoided pursuant to 11 U.S.C. § 547, and INOTIV shall not argue or otherwise take the position in any such case, action, or proceeding that (1) INOTIV’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (2) INOTIV was insolvent at the time this Agreement was entered into; or (3) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to INOTIV. INOTIV acknowledges the agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement. INOTIV agrees all obligations payable under this Agreement and Section 7(a)-(e) of the Plea Agreement are not dischargeable in bankruptcy and shall be considered debt for a fine, penalty, or forfeiture payable to and for the benefit of a governmental unit pursuant to 11 U.S.C. § 523(a)(7).

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
12.During the probation period, INOTIV shall provide to the United States the following financial reports:

a.statements of income, balance sheet, and cash flows for the preceding quarter within forty-five days of the end of each fiscal quarter.

b.statements of income, balance sheet, and cash flows for the preceding fiscal year within ninety days of the end of each fiscal year.

c.a thirteen-week cash flow forecast that shows anticipated consolidated cash receipts and disbursements for the next thirteen weeks on a consolidated basis within forty-five days of the end of each fiscal quarter.

d.any non-public information shall remain confidential and not shared with any non-government entities and anyone receiving this information is prohibited from trading or selling NOTV shares.

13.INOTIV will not make any false or misleading statements to the United States.

14.INOTIV will fully cooperate with all investigations and prosecutions, if any, by the United States or Virginia Office of the Attorney General. INOTIV’s cooperation in the investigation and prosecution of individuals and entities pursuant to this Paragraph includes, but is not limited to, using best efforts promptly to secure the attendance and testimony of any current or former officer, director, agent, or employee of all INOTIV ENTITIES at any meeting or interview or before the grand jury or at any trial or other court proceeding; and truthfully disclosing all factual information, documents, records, or other tangible evidence not protected by a valid claim of privilege or work product. INOTIV’s cooperation is subject to applicable laws and regulations, including relevant data privacy and national security laws and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine. INOTIV expressly understands, to the extent there is conduct disclosed by INOTIV that is not part of the conduct covered by the Information, such conduct will not be exempt from prosecution and is not within the scope of the non-prosecution terms of this Agreement. Nothing in this Agreement shall be construed to require INOTIV to waive any attorney-client privilege or work-product protection.

15.INOTIV will execute and transmit all documents needed to effectuate the terms of this Agreement.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
16.INOTIV stipulates (a) the facts and allegations set forth in the Information to which ENVIGO is pleading guilty are true and correct, (b) the United States had probable cause to bring all the counts in the Information, (c) the Information was not frivolous, vexatious or in bad faith, and (d) neither INOTIV nor ENVIGO is, in any way, a “prevailing party” with regard to the Information. INOTIV waives any claim for attorney’s fees and other litigation expenses arising out of the investigation or prosecution of this matter. INOTIV further agrees that if it breaches this Agreement, the United States may use its agreement herein to the facts set forth in the Information, and those facts, as evidence against it at any subsequent trial or hearing.

17.The INOTIV ENTITIES will not, through their present or future directors, officers, employees, agents, or attorneys, (1) make any public statement or (2) make any statement or take any position in litigation in which any United States department or agency is a party, in either case, contradicting any statement or provision set forth in the Plea Agreement, this Agreement, Information, or their attachments. If the INOTIV ENTITES makes a public statement that in whole or in part contradicts any such statement or provision, the INOTIV ENTITIES may avoid being in violation of this Agreement by promptly publicly repudiating such statement. For the purposes of this Paragraph, the term “public statement” means any statement made or authorized by any of the INOTIV ENTITIES’ directors, officers, employees, agents, or attorneys and includes, but is not limited to, a statement in (1) a press release, (2) public relations material, (3) required disclosures under securities laws, or (4) any of the INOTIV ENTITIES’ publicly accessible company websites. Notwithstanding the above, the INOTIV ENTITIES may avail themselves of any legal or factual arguments available in defending litigation brought by a party other than the United States. This Paragraph does not apply to any statement made by any individual in the course of any actual or contemplated criminal, regulatory, administrative, or civil case initiated by any governmental or private party against such individual.

18.If INOTIV is in compliance with all of the terms of this Agreement, the Court enters a judgment and conviction order against ENVIGO, and the Court enters an order requiring INOTIV to fully comply with this Agreement, the United States will not prosecute or seek forfeiture against INOTIV or its successors or assigns for any criminal conduct occurring prior to the date this Agreement is signed and that is based on conduct covered by the Information. However, the United States may use any information gathered during its investigation for any purpose, including, but not limited to, use in contempt proceedings and revocation proceedings. Nothing prevents the United States from pursuing any action against any individual.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
19.Notwithstanding any other provision of this Agreement and during the term of the probationary period, if the United States, in its sole discretion, determines one of the INOTIV ENTITIES: (a) provided deliberately false, incomplete, or misleading information at any time in connection with this Agreement; (b) committed a felony during the term of this Agreement; or (c) failed to comply with any provision of this Agreement, (1) the United States will not be bound to their agreement not to prosecute INOTIV or the INOTIV ENTITIES for the matters covered in the Information, (2) INOTIV will not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other rule or law, that any statements or testimony made by or on behalf of INOTIV prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible, and (3) the United States may file any charges which were filed or could have been filed against INOTIV. It is understood that any prosecution not time-barred by the applicable statutes of limitations on the date INOTIV signed this Agreement may be commenced against any of the INOTIV ENTITIES, including, but not limited to, INOTIV, in the event of its knowing or intentional violation of a provision of this Agreement. Accordingly, INOTIV has executed and agrees to be bound by the Tolling Agreement included as Attachment 4. Should the United States determine that INOTIV has violated any provision of this Agreement, the United States shall provide prompt written notice to INOTIV addressed to its Chief Legal Officer, and to its outside counsel, Daniel Suleiman, Covington & Burling LLP, One CityCenter, 850 Tenth Street, NW Washington, DC 20001-4956 or to any successor INOTIV may designate, of the alleged violation and provide INOTIV with a 45-day period from the date of receipt of notice in which to make a presentation to the United States to demonstrate that no violation occurred, that any violation was unintentional or inadvertent, or, to the extent applicable, that the violation should not result in adverse action, including because the violation has been cured by INOTIV.

20.INOTIV will agree to the entry of an order of the Court (attached as Attachment 5), in which INOTIV is ordered to comply with the terms of this Agreement and the Plea Agreement, and be subject to, in addition to the other remedies available in this Agreement, the jurisdiction of the Court for a proceeding that could result in contempt or any other remedy the Court deems appropriate should any of the INOTIV ENTITIES fail to comply with any term of the Agreement. For the purposes of a dispute over an alleged violation of the Agreement, a determination by the United States that one of the INOTIV ENTITIES failed to comply with a term of the Agreement shall not be binding on the Court. INOTIV agrees nothing will divest the Court of jurisdiction, including, but not limited to, any proceeding relating to bankruptcy, insolvency, reorganization, or relief of debtors.

21. INOTIV waives all rights, whether asserted directly or by a representative, to request or receive from the United States Department of Justice or the Virginia Office of the Attorney General any records pertaining to the investigation or prosecution of this case, including, without limitation, any records that may be sought under the Freedom of Information Act, 5 U.S.C. § 552, the Privacy Act of 1974, 5 U.S.C. § 552a, or the Virginia Freedom of Information Act, Va. Code §§ 2.2-3700- 3714.

22.Nothing in this Agreement resolves, in any way, any liability of any individual.

23.If the Court refuses to accept the Plea Agreement with the agreed-upon sentence, either party may withdraw from this Agreement by giving written notice to the other party within 10 days of the Court’s rejection.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
24.This Agreement, the Plea Agreement, and their attachments are the complete and only agreements between the United States and INOTIV concerning resolution of this matter. This Agreement, the Plea Agreement, and their attachments set forth the entire understanding between the parties and constitute the complete agreement between the United States and INOTIV and no other additional terms or agreements shall be entered except and unless those other terms or agreements are in writing and signed by the parties. INOTIV and the Commonwealth of Virginia have entered into a separate agreement (attached as Attachment 6).

25.INOTIV understands its Authorized Corporate Officer’s signature on this Agreement constitutes a binding offer to enter into this Agreement. INOTIV understands the United States has not accepted INOTIV’s offer until all of the authorized representatives of the United States have signed this Agreement and the Plea Agreement.

26.INOTIV acknowledges its acceptance of this Agreement by the signature of its counsel and Authorized Corporate Officer. A copy of a resolution by INOTIV’s Board of Directors authorizing its Authorized Corporate Officer to execute this Agreement and all other documents to resolve this matter on behalf of INOTIV is attached as Attachment 1.

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
Agreed to:

INOTIV, INC. and the INOTIV ENTITIES:

BY:	/s/ Andrea Castetter	June 1, 2024
	Andrea Castetter	DATE
Senior Vice President - General Counsel
and Corporate Secretary, Inotiv, Inc
Authorized Corporate Officer
for Inotiv, Inc. and the Inotiv Entities

Counsel has fully explained to the Board of Directors of INOTIV the facts and circumstances of the prosecution and the consequences of entering into this Agreement. Counsel has reviewed this entire Agreement and documents referenced herein, and their attachments, with the client, through its Authorized Corporate Officer. INOTIV understands the terms and conditions of this Agreement, and INOTIV’s decision to enter into this Agreement is knowing and voluntary. INOTIV’s execution of and entry into this Agreement is done with Counsel’s consent.

/s/ Daniel Suleiman	June 1, 2024
Daniel Suleiman	DATE
Christopher M. Denig
Jeannie M. Perron, DVM
Daniel T. Grant
COVINGTON & BURLING LLP

Counsel for Inotiv, Inc. and the Inotiv Entities

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.

In re: Inotiv, Inc.	Resolution Agreement
The United States Attorney’s Office for the Western District of Virginia:

BY:	/s/ Christopher R. Kavanaugh	June 3, 2024
	CHRISTOPHER R. KAVANAUGH	DATE
United States Attorney
RANDY RAMSEYER
Assistant United States Attorney
MICHELLE WELCH
Special Assistant United States Attorney
COREY HALL
Assistant United States Attorney
CARRIE MACON
Assistant United States Attorney

The United States Department of Justice, Environmental Crimes Section:

BY:	/s/ Banumathi Rangarajan	June 3, 2024
	TODD KIM	DATE
Assistant Attorney General
BANUMATHI RANGARAJAN
Senior Trial Attorney
MICHELLE WELCH
Trial Attorney

Attachment B to Plea Agreement	Authorized Corporate Officer’s Initials: _____
United States v. Envigo RMS, LLC & Envigo Global Services, Inc.